[ON CHAPMAN AND CUTLER LLP LETTERHEAD]

February 29, 2024

Nuveen Managed Accounts Portfolios Trust

333 West Wacker Drive

Chicago, Illinois 60606-1286

Re:      Nuveen Managed Accounts Portfolios Trust

Ladies and Gentlemen:

We have served as counsel for Nuveen Managed Accounts Portfolios Trust (the “Fund”), which proposes to offer and sell various classes of its series, Nuveen Ultra Short Municipal Managed Accounts Portfolio, (the “Shares”) in the manner and on the terms set forth in Post-Effective Amendment No. 44 and Amendment No. 45 to its Registration Statement on Form N-1A filed on February 29, 2024 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Fund or Fund’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund’s Amended and Restated Declaration of Trust dated April 4, 2007, the Fund’s By-Laws, the Fund’s Amended and Restated Designation of Series, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price not less than the net asset value per Share and such Shares, when so issued and sold, will be validly issued, fully paid and non-assessable, except that, as set forth in the Amendment,

February 29, 2024

shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-140967) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP